Contact: Robert F. Baker, Jr.
         212-783-6299


For Immediate Release:

SALOMON INC TO REPORT A NET LOSS FOR THE 1994 SECOND QUARTER

New York, July 6, 1994 - Although its results are not yet final, Salomon Inc today announced that it will report a net loss for the 1994 second quarter. The Company expects to release final quarterly results on or about July 21. The aftertax loss, currently estimated at approximately $200 million, is attributable to poor results for Salomon Brothers, the Company's global investment banking and securities business.

Salomon Brothers will report a loss, attributable primarily to its Client-Driven Businesses. Such businesses were adversely affected by inventory related losses, particularly in fixed income markets, and declines in underwriting activity and customer trading volume. Losses were also recorded in proprietary trading businesses. Salomon Brothers' loss will be partly offset by good results at the Phibro Division, the Company's commodities trading business.